Exhibit 10.5

Spherix Independent Board of Directors Compensation

(Approved by the Board on 5/25/10)

Below is the Compensation Committee’s recommendation regarding annual compensation for outside, independent Board of Directors:

Annual Retainer	$5,000	To be paid in cash at May Board Meeting annually.
Stock Options	$10,000

To be calculated by dividing $10,000 by the closing stock price the day the Stock Options are awarded; and at the May Board Meeting annually thereafter. The Options will vest in full on the day of award and will be exercisable for a period of five (5) years.

Board Meeting Fees	$2,500	To be paid for all in-person Board Meetings. Members must be present to be paid.
Committee Meeting Fees	$800	To be paid for all in-person Committee Meetings. Members must be present to be paid.
Teleconference Fees	$300	To be paid for all teleconferences called by either the Chairman of the Board, the President, or by the Chairman of the relevant Committee. Members must be on-line to be paid.
Additional Retainer	$1,000	To be paid to the Chairman of the Audit Committee.